Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Absolute Shares Trust:

We consent to the use in the Registration Statement on Form N-1A of our report, dated August 26, 2015, relating to the financial statements of Absolute Shares Trust, appearing in this Registration Statement, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Roseland, New Jersey
October 26, 2015